Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYS:

We consent to the use of our report dated September 14, 2005, with respect to the consolidated balance sheets of SYS and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2005, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

May 24, 2006